UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 27, 2003
Date of Report (Date of earliest event reported)

Commission file number:    0-29213

HOUSE OF BRUSSELS CHOCOLATES INC.
(Name of small business issuer in its charter)

NEVADA	52-2202416
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

One Riverway, Suite 1700, Houston, Texas, 77056
(Address of principal executive offices)

(713) 599-0800
(Issuer’s telephone number)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

A.  On July 29, 2004, House of Brussels Chocolates Inc. ("HBSL") entered a Stock Purchase Agreement with DeBas Chocolates, Inc., a California corporation ("DeBas") whereby we purchased all of the outstanding shares of Common Stock of DeBas to increase our business of manufacturing and retailing gourmet chocolate products. As part of the transaction, we acquired the specially designed manufacturing plant and product facility in which DeBas operates. Additionally, Guy Debbas, Founder and President of DeBas, will remain with us as Vice President of Product Development under a five-year employment agreement. Management believes this acquisition offered us the opportunity to expand our product lines and market relationships. DeBas will operate as a wholly owned subsidiary of HBSL.

We acquired all of the outstanding shares of Common Stock of DeBas from Guy Debbas, the sole shareholder of DeBas, for a purchase price of $1,130,000 payable $200,000 cash and 324,042 shares of our restricted common stock ("HBSL Stock"), valued at $930,000 (calculated using the 5-day average of market closing price of our common stock). The Stock Purchase Agreement provided that of the $200,000 cash and 324,042 shares of HBSL Stock, $150,000 cash and 226,481 shares of HBSL Stock would be held in escrow subject to distribution to either Mr. Debbas or us in accordance with the terms and conditions of the Stock Purchase Agreement and Escrow Agreement. The funds utilized for the purchase were derived from cash of the Company.

The terms and conditions of the Stock Purchase Agreement were the result of arm's length negotiations between the parties. We believe the transaction was favorable to us in view of the market value of the underlying assets of DeBas and the payment terms, although no formal appraisal or fairness opinion was done. A copy of the Stock Purchase Agreement is attached hereto as Exhibit "10.1."

B.    On July 27, 2004, we executed a 15-year lease for new manufacturing and office space for our Canadian operations outside of Vancouver, BC. This facility provides 74,000 square feet of useable space at a monthly rate of $25,000. We anticipate the move to the new facility will be completed over the next two quarters. A copy of the Lease Agreement is attached hereto as Exhibit "10.2."

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The financial statements and pro forma financial information required by Items 7(a) and 7(b) are not available. Such financial statements will be filed no later than October 12, 2004.

(c) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement
10.2	Lease Agreement
99.1	Press Release
99.2	Press Release

ITEM 9.    REGULATION FD DISCLOSURE

Pursuant to FD Rules 100(a) and Rule 101(e), a copy of the Registrant’s press release regarding the Stock Purchase Agreement disclosed in Item 2 (A) above is attached hereto as Exhibit "99.1"; a copy of the Registrant’s press release regarding the Lease Agreement disclosed in Item 2 (B) above is attached hereto as Exhibit "99.2."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.

Date: August 2, 2004	By:	/s/ Robert Wesolek

Robert Wesolek Chief Financial Officer, Treasurer and Director